Free Writing Prospectus dated July 28, 2009	Filed Pursuant to Rule 433
(To the Prospectus dated July 27, 2009)	Registration Statement No. 333-160830

TERM SHEET

AUGUSTA RESOURCE CORP.

Issuer:	Augusta Resource Corp. ( “Augusta” or the “Issuer”)
Offering:	Public offering of 12,380,000 common shares (the “Shares”) from treasury.
Offering Price:	$2.02 per Share
Amount:	$25,007,600
Use of Proceeds:	Proceeds will be used for the Issuer’s Rosemont Property in Arizona and for general corporate purposes.
Over-Allotment Option:	The Issuer will also grant to the Underwriters an option exercisable, in whole or in part, at any time up until 5:00 p.m. (Toronto time) on the 30th day following the Closing Date, to purchase up to an additional 1,857,000 Shares (the “Over-Allotment Option”) for additional gross proceeds of $3,751,140.
Listing:	The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “AZC”, on the NYSE Amex under the symbol “AZC”, and on the Frankfurt Stock Exchange under the symbol “A5R”.
Eligibility:	The Shares are eligible investments governed by Canadian RRSPs, RRIFs, TFSA, DPSPs and RESPs.
Type of Offering:	Bought deal by way of a short form prospectus in all provinces of Canada other than Quebec, and pursuant to an F-10 registration statement filed in the U.S.
Commission:	5%, plus compensation options entitling underwriters to purchase 3% of the number of Shares sold pursuant to the offering at a price of $2.02 for 12 months after closing.
Underwriters:	Wellington West Capital Markets Inc. – 50% Cormark Securities Inc. – 20% CIBC World Markets Inc. – 15% TD Securities Inc. – 15%
Closing:	August 13, 2009

BOUGHT SHORT FORM OFFERING OF COMMON SHARES

The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or you may request it from Wellington West Capital Markets Inc. at 145 King Street West, Suite 700, Toronto, Ontario M5H 1J8.